NETCO PARTNERS
JOINT VENTURE AGREEMENT

JOINT VENTURE AGREEMENT dated as of June 29, 1995, by and between C.P. Group, Inc., a Maryland corporation with offices at 300 East Lombard Street, 18th Floor, Baltimore, MD 21202 ("C/P"), and Big Entertainment, Inc., a Florida corporation with offices at 2255 Glades Road, Suite 237W, Boca Raton, FL 33431-7383 ("BIG").

B A C K G R O U N D

C/P and BIG desire to form a joint venture on the terms and conditions herein.

NOW, THEREFORE, the parties hereby agree as follows:

ARTICLE I
Definitions

Wherever used in this Agreement, the following terms shall have the meanings respectively assigned to them in this Article I.

"Affiliate" means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. For the purpose of this definition, control (including, with correlative meanings, the terms controlled by and under common control with), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities or by agreement or otherwise.

"Agreement" means this Joint Venture Agreement, as it may be amended, modified, supplemented or restated from time to time.

"Applicable Corporate Tax Rate" shall have the meaning provided in Section 7.2(a).

"Applicable Individual Tax Rate" shall have the meaning provided in Section 7.2(a).

"Assign" or "Assignment" means a valid sale, exchange, transfer, or other disposition of all or any portion of an interest as permitted by this Agreement. "Assignor" means a Venturer who makes an Assignment and "Assignee" means a Person who receives an Assignment.

"Bankruptcy" means with respect to any Venturer or the Joint Venture:

(i) such Venturer or the Joint Venture shall file a petition or answer or consent seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or

Exhibit J-8

any other applicable federal, state or foreign bankruptcy law or other similar law relating to creditors' rights, or such Venturer or the Joint Venture shall consent to the institution of proceedings thereunder or to the filing of any such petition or to the appointment or taking possession of a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of such Venturer or the Joint Venture or of any substantial part of its properties, or such Venturer or the Joint Venture shall generally not be paying, or shall admit its inability to pay its debts as such debts become due or shall make an assignment for the benefit of creditors, or shall remove, transfer, or cancel any of its assets with intent to or the effect of which is to hinder, delay, or defraud creditors, or shall make a preferential transfer as defined in any applicable bankruptcy or similar law relating to creditors' rights, or such Venturer or the Joint Venture shall take any action in furtherance of any such action; or

(ii) there shall be entered, without the consent, approval or acquiescence of such Venturer or the Joint Venture a decree or order by a court having jurisdiction in the premises constituting an order for relief in respect of such Venturer or the Joint Venture, as the case may be, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable Federal, state or foreign bankruptcy law or other similar law relating to creditors' rights, or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator (or similar official) of such Venturer or the Joint Venture, as the case may be, or of any part of its properties, or ordering the winding-up of or liquidation of the affairs of such Venturer or the Joint Venture, as the case may be, and such decree or order shall continue unstayed and in effect for a period of ninety (90) consecutive days.

"<u>Bible</u>" with respect to any of the Venture Properties (as defined below) shall have the meaning set forth in Section 4.6 below.

"<u>BIG's Accountants</u>" means the accounting firm of Arthur Andersen LLP or such other accounting firm selected by BIG. Any substitute accounting firm selected by BIG for purposes of this agreement, other than one of the Big Six accounting firms, shall be subject to C/P's approval, not to be unreasonably withheld.

"<u>BIG Originated Properties</u>" means those Venture Properties which are contributed by BIG (subject to C/P's approval of the name and Bible) as Venture Properties pursuant to Section 4.1(b) and those Venture Properties which are designated as being contributed by BIG pursuant to Section 4.1(c).

"<u>Capital Account</u>" means, as to each Venturer, the amount of any Capital Contributions made by any Venturer pursuant to this Agreement plus, as to each Venturer, the share of Net Profits allocated to it pursuant to Article VII, less the sum of (i) the share of Net Losses allocated to it pursuant to Article VII hereof; and (ii) distributions made to it pursuant to Articles VII

and IX. Other appropriate adjustments to each Venturer's Capital Account and to allocation of Net Profits and Net Losses shall be made from time to time, in accordance with the rules set forth in Regulation Section 1.704-1 under Section 704 of the Code or the requirements of any other applicable regulations thereunder.

"Capital Contribution" shall have the meaning provided in Section 3.1.

"Cash Expenditures" means all disbursements of cash by the Joint Venture pursuant to this Agreement, whether ordinary or extraordinary, during any period with respect to which Cash Expenditures shall be determined (excluding (i) any expenses of the Joint Venture paid by a Venturer on behalf of the Joint Venture, including, in the case of BIG, Overhead Expenses, for which such Venturer has not been reimbursed, (ii) distributions to Venturers pursuant to Section 7.2 and (iii) amounts paid out of reserves theretofore established), including, without limitation, payments made in respect of any taxes of the Joint Venture, and interest on indebtedness of the Joint Venture, amounts set aside for reasonable reserves as agreed to by the Venturers (such agreement not to unreasonably withheld), at the time so set aside.

"Cash Flow" means the excess, if any of Cash Receipts over Cash Expenditures. Cash Flow shall be determined separately for each fiscal year or portion thereof.

"Cash Receipts" means all cash received by the Joint Venture from whatever source, and whether ordinary or extraordinary or from any capital transaction, during any period with respect to which Cash Receipts shall be determined, excluding any Capital Contribution or expenses paid or reimbursed by the Venturers, to or on behalf of the Joint Venture.

"Code" means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute.

"Comic Books" means all forms of comic books published in the United States.

"Comic Book Related Products" means trading cards and posters derived from the Venture Properties and comic books published outside the United States.

"C/P's Accountants" means the accounting firm of Forman, Itzkowitz, Berenson & LaGreca, P.C. or such other accounting firm selected by C/P.

"C/P Originated Properties" means "Tom Clancy's Net Force" contributed by C/P pursuant to Section 4.1(a) and those Venture Properties which are designated as being contributed by C/P pursuant to Section 4.1(c).

"Derivative Venture Properties" means any properties to be developed and published by the Venture that have been exploited, produced or licensed for production prior to being accepted by the Venture.

"Development Term" shall have the meaning provided in Section 2.4.

"Entity" means any general partnership, limited partnership, corporation, limited liability company, joint venture, trust, business trust, cooperative, or association.

"Interest" means, with respect to any Venturer, the interest of such Venturer in the Joint Venture.

"Joint Venture" or "Venture" means the joint venture governed by this Agreement as such Joint Venture may from time to time be reconstituted.

"Liquidating Agent" shall have the meaning provided in Section 9.2.

"Minimum Distribution" shall have the meaning provided in Section 7.2(b).

"Net Profits" and "Net Losses" mean the annual net income or net loss of the Joint Venture for each fiscal year, as calculated by BIG's Accountants during its annual review or audit of the Joint Venture, in determining income, gains, expenses, deductions, or losses, as the case may be, to be reported by the Joint Venture for federal income tax purposes.

"Original Venture Properties" means (a) all properties set forth on Exhibit 4.1 (subject to Section 4.1(b) as to those properties on Exhibit 4.1 contributed by BIG) and (b) any other properties to be developed and published by the Venture which have not been exploited, produced or licensed for production prior to being accepted by the Venture.

"Overhead Expenses" means the product of (i) the annual cost of BIG's in-house publishing operation (including staff, rent, telephone and other utilities, and other normal overhead, and any related insurance and taxes (excluding BIG's income taxes)) devoted to developing, producing, manufacturing, advertising, promoting, marketing and distributing its comic books and related products, but excluding any staff, rent, or other overhead for its general management and corporate staff, including, but not limited to, CEO, President and Chief Financial Officer and (ii) a fraction the numerator of which is the number of Joint Venture Comic Book issues being "worked on" by BIG's publishing department during such period (not including "Tom Clancy's Net Force") and the denominator of which is the number of all comic book issues being "worked on" by BIG's publishing department during such period (including "Tom Clancy's Net Force"). For purposes of this provision, an issue will be considered "worked on" beginning with the month in which the story outline (in the Bible for the first issues or in the story arc outline for later issues) for that issue is completed and ending with the month during which BIG's distributor commences shipping that issue. The calculation of Overhead Expenses is subject to the review of C/P's Accountants

for reasonableness and the approval (not to be unreasonably withheld or delayed) of C/P. BIG's Accountants and C/P's Accountants will meet prior to publication of the first Venture Comic Book to review the application, and discuss refinements in, the application of the above formula for computation and allocation of Overhead Expenses.

"Percentage Interest" means, with respect to each Venturer, 50%, unless adjusted as a result of a Transfer of Interest pursuant to Article VIII.

"Person" means any individual or Entity.

"Personality" shall have the meaning provided in Section 4.1(b).

"State" means the State of Florida.

"Transfer" means a sale, bequest, exchange, assignment or gift, or other disposition of any kind, whether voluntary or involuntary, affecting title to or possession of any of the Interests including, without limitation, a disposition of Interests as a gift.

"Treasury Regulations" means the final, temporary or proposed income tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

"Trustee" means a trustee in Bankruptcy.

"Uniform Act" means the Uniform General Partnership Act as adopted and amended from time to time by the State, or any successor statute governing the operation of general partnerships.

"Venture Properties" means all Derivative Venture Properties and Original Venture Properties.

"Venturers" or "Venturer" means C/P and BIG, or any Person who becomes a Venturer as provided in Article VIII.

ARTICLE II
Formation, Purpose, Term

2.1. Formation; Purpose. The Venturers hereby form the Joint Venture as a general partnership under the Uniform Act for the purpose of the development and publication of Comic Books based upon Venture Properties, the publication and/or licensing of Comic Book Related Products based upon Venture Properties, and the licensing of all other rights to Original Venture Properties. The Joint Venture may enter into all contracts or agreements and do all things necessary or appropriate to the accomplishment of the foregoing purpose and the conduct or promotion of such purpose. Except as the Venturers may otherwise hereafter agree in writing, the Joint Venture shall itself develop and publish all of its own Comic Books (with the division of responsibilities between the

Venturers for such development and publication as set forth in Section 4.1 below), shall publish and/or license to third parties Comic Book Related Products (with the division of responsibilities for such publication and licensing as set forth in Section 4.1 below), and shall license to third parties (or to one of the Venturers or its Affiliate, but only with the prior written approval of the other Venturer, which shall not be unreasonably withheld), rather than itself publishing or otherwise exploiting all other rights ("ancillary and subsidiary rights") to the properties set forth on Exhibit 4.1 hereto and all other Original Venture Properties (with the division of responsibilities for such licensing as set forth in Section 4.1 below).

2.2. Name. The business of the Joint Venture shall be conducted under the name "NETCO Partners." The name of the Joint Venture may be changed at any time by the unanimous written consent of the Venturers. Promptly after the execution hereof, the Venturers shall execute and cause to be filed an Application for Registration of Fictitious Name of the Venture with the Department of State of the State of Florida and such other documents as may be required by law to authorize the Joint Venture to conduct its business. The Joint Venture's Comic Books, and any comic books published by the Venture outside the United States, shall be published under the imprint Netco or as the parties may otherwise agree.

2.3. Principal Place of Business. The Joint Venture's initial principal office and place of business shall be at BIG's offices in Boca Raton, Florida. The principal place of business may be changed from time to time, and other offices may be established by actions taken in accordance with the provisions of this Agreement that govern management of the Joint Venture's business and affairs.

2.4. Development Term. The Joint Venture shall develop the properties set forth on Exhibit 4.1 hereto, subject to Section 4.1(b), and all other properties accepted by the Venturers for development under Section 4.1(c), for an initial term of five (5) years commencing on the date hereof (the "Development Term"), unless the Joint Venture is sooner terminated pursuant to the terms of this Agreement or applicable law. The Development Term may be extended or renewed on the mutual consent of the Venturers. If at any time, both Mitchell Rubenstein shall cease to be the Chief Executive Officer of BIG and Laurie Silvers shall cease to be the President of BIG, C/P shall have the right to terminate the Development Term upon thirty (30) days prior written notice tc BIG. At the end of the Development Term, (a) with respect to all Original Venture Properties for which any Comic Book(s) have been published, for which the Bible has been approved, or for which any other rights have been licensed or otherwise exploited by, or on behalf of, the Joint Venture during the Development Term, the Joint Venture, subject to Section 4.6(b) below, will continue to own all rights (as further set forth in Section 2.5 below) and continue to operate after the Development Term under the terms and conditions of this Agreement, including continued publication of Comic Books, continued publication and/or licensing of Comic Book Related Products, and continued licensing of other rights in such

properties, (b) with respect to all Derivative Venture Properties for which any Comic Book(s) have been published or for which the Bible has been approved during the Development Term, the Joint Venture, subject to Secton 4.6(b) below, will continue to operate after the Development Term under the terms and conditions of this Agreement, including continued publication of Comic Books and publication and/or licensing of Comic Book Related Products in connection with such Derivative Venture Properties, (c) with respect to all Original Venture Properties in development for which no Comic Book(s) have been published, for which no Bible has been approved, and for which no other rights have been licensed or otherwise exploited, the Venturers shall negotiate in good faith to determine their rights and continuing obligations concerning such properties, and (d) with respect to all Derivative Venture Properties in development for which no Comic Book(s) have been published and for which no Bible has been approved, the C/P Originated Properties shall be assigned to C/P and the BIG Originated Properties shall be assigned to BIG, both without obligation to the other (and, with respect to any properties contributed by both or neither of the Venturers, the property shall be assigned as they shall agree or, failing agreement, as arbitration shall determine). If the Venturers are unable to reach agreement as to their rights and obligations with respect to any of the properties referenced in clause (c) immediately above within thirty (30) days of the expiration of the Development Term, the C/P Originated Properties shall be assigned to C/P and the BIG Originated Properties shall be assigned to BIG (and, with respect to any properties contributed by both or neither of the Venturers, the property shall be assigned as they shall agree or, failing agreement, as arbitration shall determine), and the Venturers shall submit to binding arbitration pursuant to Section 10.15 hereof to determine each Venturer's participation in the revenues of such property.

2.5. <u>Title to Joint Venture Property</u>. Title to all real, personal, tangible and intangible property owned by the Joint Venture shall be deemed owned by the Joint Venture as an entity, and no Venturer, individually or collectively, shall have any ownership interest in such property except as set forth in this Section 2.5. Except as provided in Sections 2.4(c) and 2.4(d) above and Section 4.6(b)(iv) below, the Joint Venture will retain ownership in perpetuity of all Original Venture Properties and all Comic Book and Comic Book Related Product rights in Derivative Venture Properties, including, without limitation, ownership of all copyrights, trade names and trademarks therein. Any rights ancillary or subsidiary to or derived from the Original Venture Properties will be the property of the Joint Venture, subject to the rights of third parties.

2.6. <u>Scope of Joint Venture</u>. The relationship between the Venturers shall be limited to the performance of the specific purposes and objectives of the Joint Venture as set forth in this Agreement. Nothing herein shall be construed to create a general purpose partnership between the Venturers; to authorize any Venturer to act as general agent for the other; or to confer or grant to any Venturer any proprietary interest in, or to subject any Venturer to any liability for or in respect of, the business,

assets, profits or obligations of the other Venturer, except to the extent contemplated by this Agreement. Except as expressly provided herein, each Venturer may engage or continue to engage in any activities and neither Venturer shall owe to the other Venturer any duty, fiduciary or otherwise, with respect to such other activity.

ARTICLE III
Contributions

3.1. Capital Contributions. The Capital Contribution of BIG shall be equal to any and all actual out-of-pocket expenses paid by BIG on behalf of the Joint Venture (including the cost of developing, producing, manufacturing, advertising, promoting, marketing and distributing the Joint Venture Comic Books and Comic Book Related Products, to the extent such costs are not included in Overhead Expenses, including, but not limited to, the cost of free lance comic book talent) and any Overhead Expenses and any cash contributed by BIG to the Joint Venture. No out-of-pocket expenses paid by BIG shall be deemed to be a Capital Contribution if such out-of-pocket expense is for a type of service or materials that is also included in Overhead Expenses unless (a) the split of such expenses between out-of-pocket expenses and Overhead Expenses for Venture Properties is reasonably comparable to the split of such expenses for BIG's other properties, or (b) C/P authorizes the payment of such out-of-pocket expense (such authorization not to be unreasonably withheld or delayed). The parties agree that it is not anticipated that C/P will be incurring any expenses on behalf of the Venture and thus any such expenses shall be subject to the prior approval of BIG (except C/P may commit the Venture to pay normal and customary commissions to agents in connection with the licensing of any ancillary and subsidiary rights in the Original Venture Properties and C/P may pay, and have credited as its Capital Contribution, any reasonable expenses in connection with the licensing of such rights). (BIG may likewise commit the Venture to pay normal and customary commissions to agents in connection with any licensing of Comic Book Related Products, and BIG may pay, and have credited as its Capital Contribution, any reasonable expenses in connection with such licensing.) The Venturers agree that the Capital Account of each Venturer shall be credited by the value of its Capital Contributions.

3.2. Each Venturer will pay its own legal expenses related to the negotiation of this Agreement, and BIG shall pay the accounting expenses relating thereto for both parties. BIG will provide to the Venture the funds necessary (in excess of the Venture's own available funds) to meet all of the Venture's financial needs as set forth in the approved business plan and budget of the Venture.

3.3. Except as otherwise expressly provided in this Agreement or as the Venturers may mutually agree, (i) no Venturer shall be required to make any Capital Contribution; (ii) no interest or other amount shall be paid on any Capital Contribution; and (iii) no Venturer shall have the right to demand a return of its Capital

Contribution. Moreover, neither Venturer shall be personally liable for the return of the Capital Contribution of any Venturer, or any portion thereof, it being expressly understood that (x) any such return shall be made solely from the assets of the Joint Venture; (y) no deficit in any Capital Account shall be treated as an asset of the Joint Venture; and (z) neither Venturer shall be required to pay the Joint Venture or any Venturer any deficit in its or any other Venturer's Capital Account upon dissolution or otherwise.

ARTICLE IV
Management and Responsibilities of the Venturers

4.1. Responsibilities of Venturers.

(a) Subject to Sections 4.4, 4.5 and 4.6 below, C/P shall (i) supply concepts and creative consultation for the Joint Venture's Comic Books and Comic Book Related Products, and (ii) supervise and control the licensing of ancillary and subsidiary rights in the Original Venture Properties, provided, however, that BIG and C/P shall jointly control the exploitation of such rights with respect to Original Venture Properties other than C/P Contributed Properties. C/P has contributed to the Joint Venture all rights (for Comic Books, Comic Book Related Products, and in all other media) in and to, and the Venturers have mutually agreed to accept as an Original Venture Property, the property listed in part I of Exhibit 4.1.

(b) Subject to Sections 4.4, 4.5 and 4.6 below, BIG shall (i) supply concepts and creative consultation for the Joint Venture's Comic Books and Comic Book Related Products, (ii) manage creation and publication of Comic Books and Comic Book Related Products of the Joint Venture, (iii) conduct and/or coordinate all marketing and promotional activities for the Comic Books and Comic Book Related Products of the Joint Venture, (iv) arrange for distribution for the Comic Books and Comic Book Related Products of the Joint Venture, (v) supervise and control the licensing of Comic Book Related Products where BIG determines it is desirable to license such Products instead of publishing or producing them itself, and (vi) contribute funds to the Joint Venture as required by Section 3.2 or required to be contributed by BIG under Section 6.6 of this Agreement. Without limitation on the foregoing, BIG shall have the right (subject to Sections 4.4, 4.5 and 4.6 below) to decide all questions relating to the development, publication, promotion, marketing, advertising, printing, and distribution of the Joint Venture Comic Books and Comic Book Related Products, including, without limitation of the foregoing, whether to proceed with further development and publication of a particular comic book series. It is agreed that, in connection with the foregoing, BIG will generally follow its existing agreements and arrangements with such third parties as distributors, printers, and advertising rep firms for the "Tekno Comix" series of comic books. BIG has contributed to the Joint Venture all rights (for Comic Books, Comic Book Related Products, and in all other media) in and to the properties listed

in part II of Exhibit 4.1, subject to (i) C/P's approval of the Bible for each such property as set forth in Section 4.6 below and (ii) the financial and other rights of the author or other prominent person whose name or literary material is utilized in such property (a "Personality") under such Personality's agreement with BIG.

(c) Each of the Venturers agrees to consult with the other Venturer from time to time regarding the possibility of contributing additional properties to the Venture upon terms and conditions mutually acceptable to both parties in their sole discretion. In addition, the Venturers will meet and discuss regularly the possibility of jointly identifying/targeting prospective personalities to interest in contributing properties to the Venture upon terms and conditions mutually acceptable to said personality and both Venturers (in their sole discretion). No additional properties (that is, no properties beyond those set forth in Exhibit 4.1) may be accepted by the Joint Venture for development and production unless it is at the mutual written agreement of the Venturers, which shall designate each such property as a C/P Originated Property, a BIG Originated Property, or a Venture Property contributed by neither or both of them.

(d) Except as the Venturers may otherwise mutually agree, it is contemplated that the Joint Venture shall acquire (i) all rights to exploit the Original Venture Properties as Comic Books, Comic Book Related Products and in all other media and (ii) all rights to exploit Derivative Venture Properties as Comic Books and Comic Book Related Products, subject, both as to Original Venture Properties and Derivative Venture Properties, to any financial and other rights of any Personality (other than the Venturers and their owners and other Affiliates). To the extent that it is reasonably feasible and commercially advantageous to do so, Venturers will use their reasonable, good faith efforts to license all ancillary and subsidiary rights in all of the Original Venture Properties.

4.2. <u>Venturers' Meetings</u>.

(a) Meetings of the Venturers may be called at any time by any Venturer upon reasonable notice, in writing or in person.

(b) Written minutes of the business transacted at meetings of the Venturers shall be made and retained at the principal office of the Joint Venture and such minutes shall be available for inspection and copying by either Venturer or its duly authorized agent during regular business hours.

4.3. <u>Venturers' Control Over Agreement</u>. The Venturers shall have the sole right to amend this Agreement. The unanimous written approval of the Venturers shall constitute an act of the Venturers in regard to amending this Agreement or actions of the Joint Venture.

4.4. <u>Disbursement of Funds</u>. In connection with the development, production, manufacturing, printing, advertisement, promotion and marketing of the Joint Venture Comic Books and Comic

Book Related Products, BIG may, on behalf of the Venture, disburse and enter into commitments to disburse funds generally consistent with its comparable disbursements and commitments for its own Tekno Comix comic books and related products, provided such disbursements and commitments are substantially consistent with the approved business plan and budget (as described in Section 4.5 below). Any other disbursements or commitment to disburse funds requires the consent of both parties (not to be unreasonably withheld or delayed).

4.5. Business Plan and Budget. Not less than thirty (30) days before the end of each fiscal year, BIG shall establish a business plan, which shall include a publication schedule, and annual budget for the Joint Venture for the year following. Such business plan and annual budget shall be subject to the approval of C/P. At any time, and from time to time, during any year, the Venturers may agree to amend or modify such business plan or budget for such year and, thereafter, such amended or modified business plan or budget shall constitute the business plan or budget for such year. BIG shall prepare a preliminary business plan and budget for the remainder of the Joint Venture's first fiscal year within forty-five (45) days from the date hereof. Upon the approval of the preliminary business plan and budget by C/P, the Joint Venture may proceed with the publishing of Comic Books and Comic Book Related Products of those Venture Properties for which the name and Bible have been approved under Section 4.6 below. C/P shall not unreasonably withhold or delay its approval of the business plans and budgets prepared by BIG. If and to the extent C/P disapproves of any plan and budget proposed by BIG, C/P shall supply BIG with a written list of its specific objections and the reason for its objections within fifteen (15) days after receipt of the proposed plan and budget and, if it fails to do so, the plan and budget shall be deemed approved. In the event of disapproval by C/P, the Venturers will meet immediately and attempt to resolve any disagreement concerning a proposed plan and budget and, if they are unable to resolve their disagreements, they agree that all arbitration rules for the determination of disputes in the most expedited manner will apply.

4.6. Creative Development and Marketing of Venture Properties.

(a) Notwithstanding Section 4.1(b) hereof, with respect to each Venture Property, C/P shall have the right to approve BIG's proposed "Bible" in customary form (as defined below) and BIG's proposed name for such Venture Property. (The Venturers hereby confirm that they have mutually approved the name "Tom Clancy's Net Force.") BIG shall not continue with the development of a Venture Property until the aforesaid materials have been mutually approved by the Venturers. As used herein, a "Bible" shall consist of an outline of the initial stories, descriptions of the initial group of featured characters, and model sheets showing the general graphical depictions of the initial group of featured characters as they shall first appear in the Comic Books. As to any Venture Property or proposed Venture Property other than "Tom Clancy's Net Force," if the name and Bible have not been

mutually approved by the Venturers within fifteen (15) days after C/P's receipt (or such longer or shorter period as the Venturers mutually agree is appropriate as to that particular Venture Property), that Venture Property or proposed Venture Property shall not be considered a Venture Property for any purpose under this Agreement and any and all of the Venture's rights thereto shall be reverted or assigned to C/P if such property is a C/P Originated Property or to BIG if such Property is a BIG Originated Property (or, if both or neither of the Venturers contributed that Property, then as they shall agree or, failing such agreement, as shall be determined by arbitration). As to "Tom Clancy's Net Force," the Venturers shall continue to discuss and work collaboratively to resolve any disagreement concerning the Bible as originally proposed until that disagreement has been resolved to the satisfaction of both parties. Once the name and Bible have been mutually approved by the Venturers, there shall be no change in the name of the Venture Property without both Venturers' approval and no substantial or material change from the Bible, without both Venturers' approval, in the main outlines of the initial stories for the Comic Books or in the general characteristics and general graphical depictions of the initial group of featured characters as they first appear in the Comic Books.

(b) As to "Tom Clancy's Net Force" and any other C/P Originated Property, (i) C/P shall have a right to approve, each story arc outline (generally containing one page for each of three to six future issues) for stories beyond those contained in the original Bible (each story arc outline shall be deemed approved if BIG does not receive a written notice from C/P stating its disapproval and listing the changes necessary for C/P's approval within fourteen (14) days after C/P's receipt of such story arc outline), (ii) if and so long as C/P requests, it shall have a right to receive and offer comments on the script of each Comic Book (such comments to be sent to BIG within twenty-four hours after receipt of the script by C/P, or such longer or shorter period as may be specified by BIG in view of its development and production schedule), (iii) C/P shall have the right to approve (such approval not to be unreasonably withheld or delayed) the initial advertising and promotional campaign (including artwork) and initial marketing strategy, (iv) if BIG fails to publish the first Comic Book based upon that Venture Property within twelve (12) months after approval of the name and Bible (such period to be extended by the duration of any event of "force majeure" or other event beyond BIG's reasonable control), all rights to that Venture Property shall be assigned to C/P upon written notice given prior to publication of such first Comic Book and such Property shall not be deemed a Venture Property for any purpose under this Agreement, and (v) if, following publication of the first Comic Book based upon that Venture Property, BIG fails to publish at least ten (10) Comic Book issues in each of the first two (2) years or fails to publish at least two (2) Comic Book issues in each later year, then, thereafter, (A) C/P may, upon notice to BIG and subject to BIG's reasonable approval, license on behalf of the Venture to third parties the right to publish Comic Books and Comic Book Related Products based upon that Venture Property and (B) any publication of new Comic Book issues or new

Comic Book Related Products shall require C/P's approval, not to be unreasonably withheld.

(c) As to "Tom Clancy's Net Force," any other C/P Originated Property, and any other Venture Property in which the name(s) of Tom Clancy and/or Steve Pieczenik appears as part of the name of the Venture Property, no individual Comic Book shall contain more than sixty (60) story pages without the prior written approval of C/P.

(d) The provisions of Section 11.6 notwithstanding, any materials (or responses to materials) to be sent to C/P under this Section 4.6 shall be sent by telecopier or overnight courier service to C/P at its Chevy Chase address listed in Section 11.6 (or such substitute address as may be specified by C/P by notice to the Venture and BIG), without sending additional copies to C/P's lawyers; and any materials (or responses to materials) to be sent to BIG under this Section 4.6 shall be sent by telecopier or overnight courier service to BIG at its Boca Raton address listed in Section 11.6 (or such substitute address as may be specified by BIG by notice to the Venture and C/P), without sending additional copies to its lawyers. Any such materials (or responses) shall be deemed received when actually delivered to the designated address by telecopier or overnight courier service.

ARTICLE V
Other Activities; Indemnities

5.1. Any Venturer, and any of the Affiliates or constituent partners or shareholders of any Venturer, may engage and have an interest in other business ventures of every nature and description (including those that may be competitive), independently or with others subject to each Venturer's compliance herewith. Neither the Joint Venture nor any Venturer shall have any rights by virtue of this Agreement in and to such independent ventures or the income or profits derived therefrom.

5.2. The Joint Venture will indemnify, defend, and hold harmless each Venturer and its officers, directors, and constituent shareholders and its successors and assigns from any claim, loss, expense, liability, suit, action, or damage resulting from any act or omission performed or omitted by it pursuant to and in accordance with the provisions of this Agreement, including, without limitation, reasonable costs and expenses of litigation and appeal (and the reasonable costs and expenses of attorneys engaged in defense of such act or omission), but none of the above persons shall be entitled to be indemnified or held harmless for any act or omission arising from his unauthorized act, fraud, bad faith, negligence, violation of this fiduciary duties, or failure to comply with any condition or agreement contained in this Agreement. Any indemnity under this Section 5.2 shall be provided out of and to the extent of Joint Venture assets only, and none of the above persons shall have any personal liability on account thereof.

5.3. (a) No Venturer or any officer, director, or constituent shareholder thereof, shall have any liability or obligation to the other Venturer or to the Joint Venture for any decision made or action taken in connection with the discharge of its duties hereunder, if such decision or action is made or taken in good faith. Notwithstanding the foregoing, each Venturer shall indemnify and save harmless the Joint Venture and the other Venturer from and against any claim, loss, expense, liability, suit, action, or damage, including, without limitation, reasonable costs and expenses of litigation and appeal (and the reasonable costs and expenses of counsel) arising out of (i) any breach by such indemnifying Venturer of any provision of this Agreement, or (ii) any unauthorized act, fraud, bad faith, negligence, or violation of fiduciary duties to the other Venturer by such indemnifying Venturer.

(b) Except as otherwise expressly provided in this Agreement, no Venturer shall have the right by virtue of this Agreement to require a Venturer to make any loan, advance or payment for or on behalf of the Joint Venture.

5.4. Neither party hereto shall, directly or indirectly, seek to induce any employee of the other party to become an employee of such party or any Affiliate of such party other than the Joint Venture.

ARTICLE VI
Accounting; Reports, Books; Bank Accounts; Fiscal Year

6.1. The bank accounts of the Joint Venture shall be maintained with J.P. Morgan Bank (Palm Beach, Florida branch) or in such other banking institutions as mutually agreed to by both Venturers with representatives from both Venturers as signatories. Any withdrawal from the bank account of the Joint Venture, subject to Section 4.4, shall require the signature of either the CEO or the President of BIG or an officer of C/P. The Joint Venture's funds shall not be commingled with the funds of any other Person and shall not be used except for the business of the Joint Venture. Disbursements on account of Venture business (including reimbursement to BIG for Overhead Expenses incurred by BIG, as elsewhere herein described) shall be from the Venture's bank accounts.

6.2. Complete and accurate books of account, in which shall be entered, fully and accurately, each and every transaction of the Joint Venture, shall be kept or caused to be kept by BIG. The books shall be kept on an accrual basis of accounting in accordance with generally accepted accounting principles consistently applied, and the fiscal year of the Joint Venture shall be the calendar year. All of the Joint Venture's books of account, together with an executed copy of this Agreement and copies of such other instruments as may be executed hereunder, including amendments thereto, shall at all times be kept at the principal office of the Joint Venture and shall be available during normal business hours for inspection (including copying) by any Venturer or its duly authorized representative.

6.3. The Venturers shall cause the books of the Joint Venture to be reviewed annually by BIG's Accountants as of the end of each fiscal year as a Venture expense; provided, however, each party reserves the right to unilaterally require that the review be changed to an audit. (If an audit is done and assuming NETCO Partners or the successor of NETCO Partners is not a public entity, then the incremental cost of said audit over the cost of a review shall be borne solely by the requesting Venturer.) C/P's Accountants shall have the right, at C/P's request, to consult with BIG's Accountants concerning the conduct of the review or audit and to review all material reviewed or audited (or which they reasonably contend should have been reviewed or audited) by BIG's Accountants in conducting such review or audit, including reviewing BIG's own books and records as they relate to the Venture Properties and to the extent necessary to determine if the allocation of Overhead Expenses was correctly done under this Agreement. The Venturers shall cause a balance sheet and a report of the receipts, disbursements, Net Profits and Net Losses and Cash Flow and the Net Profits and Net Losses and Cash Flow of each of the Venturers, to be determined and prepared for each fiscal year, and shall cause copies thereof to be transmitted to each of the Venturers for each fiscal year as soon as possible after the end of such fiscal year.

6.4. BIG shall cause to be submitted to the Venturers (a) quarterly unaudited financial reports, which shall be accompanied by a statement setting forth in detail the calculation of Overhead Expenses and the expenses of BIG included in such Overhead Expenses, prepared by BIG's Controller or Chief Financial Officer, showing the results of operations and (b) such other written reports of the operations of the Joint Venture as the Venturers may agree upon.

6.5. The Venturers shall, for each fiscal year, cause to be filed on behalf of the Joint Venture a United States Partnership Return of Income within the time prescribed by law for such filing including extensions. The Venturers shall also cause to be filed on behalf of the Joint Venture within the time prescribed by law for such filing, such other tax returns and other documents form time to time as may be required by the State, any other state or any subdivision thereof. All tax returns shall be prepared at Venture expense by C/P's Accountants based upon the figures in the review or audit conducted by BIG's Accountants. C/P shall use reasonable efforts to cause C/P's Accountants to send a copy of Schedule K-1 or any successor or replacement form thereof to each Venturer as soon as possible after the expiration of each fiscal year.

6.6. Except as provided in section 6.3, BIG agrees to contribute to the capital of the Venture the amounts needed (to the extent the Venture does not have on hand sufficient amounts) to fund the accounting expenses of the Venture, as referenced above in this Article.

ARTICLE VII
Net Profits and Net Losses; Distributions

7.1. Allocation of Net Profits and Net Losses.

(a) The Net Profits shall be allocated, at the end of each fiscal year of the Venture, between the Venturers in the following percentages: (i) fifty percent (50%) to C/P, and (ii) fifty percent (50%) to BIG; provided, however, it is the understanding of the Venturers that Net Profits shall first be allocated to BIG to the extent any Net Losses have previously been allocated to BIG pursuant to (x) below. The Net Losses shall be allocated, at the end of each fiscal year of the Venture, as follows:

(x) There shall first be allocated to either Venturer an amount of such loss sufficient to equalize the Capital Accounts of the Venturers.

(y) Once the Capital Accounts of the Venturers have been equalized, the balance, if any, of such loss shall be allocated in the following percentages: (A) fifty percent (50%) to C/P, and (B) fifty percent (50%) to BIG.

(b) Where a transfer of an Interest permitted by this Agreement is made in the manner described in Section 743(a) of the Code, the Joint Venture shall file on behalf of the Joint Venture, upon the request of any Venturer affected thereby, an election under Section 754 of the Code in accordance with the procedures set forth in the applicable Treasury Regulations.

(c) Except as provided in Section 7.1(d), whenever the Net Profits and Net Losses of the Joint Venture allocable under this Section 7.1 consist of items of different character for tax purposes (e.g., ordinary income, long-term capital gain, interest expense, etc.), the Net Profits and Net Losses of the Joint Venture allocable to each Venturer shall be deemed to include its pro rata share of each such item, in accordance with its percentage interest in the Net Profits and Net Losses.

(d) Notwithstanding Section 7.1(c), if the Joint Venture realizes depreciation recapture taxable as ordinary income under Section 1245 or 1250 (or other comparable sections) of the Code, the income allocable under Section 7.1(a) to any Venturer shall be deemed to include that portion of such depreciation recapture as the total amount of deductions for depreciation or amortization of the Joint Venture's assets previously allocated to such Venturer reduced by any depreciation recapture previously

allocated to such Venturer (or to any predecessor in interest of such Venturer) with respect to such assets bears to the total amount of deductions for depreciation or amortization of such assets previously allocated to all Venturers (or predecessors in interest thereof) similarly reduced by all depreciation recapture previously allocated to all Venturers (or predecessors in interest thereof) with respect to such assets, and the balance of any Net Profits and Net Losses realized by the Venturer shall be deemed to consist of a pro rata share of each of the other income items realized by the Joint Venture as provided in Section 7.1(c).

7.2. Distributions. The Venturers shall determine by mutual consent the time and amount of distributions of Cash Flow to the Venturers (less reasonable reserves), except that a distribution of Cash Flow, if any and to the extent available, pursuant to Section 7.2(a) and (b) shall be mandatory and not require mutual consent of the Venturers. Distribution of Cash Flow shall be made in the following order and manner:

(a) To the extent that there is an allocation of Net Profits to a Venturer pursuant to Section 7.1 hereof, there shall be a distribution of Cash Flow, if any, to such Venturer of not less than an amount equal to the product of (i) either (x) the then Applicable Corporate Tax Rate or (y) the then Applicable Individual Tax Rate, as the case may be, and (ii) the Net Profit so allocated to such Venturer (the "Minimum Distribution"). If the amount distributable to one Venturer under the preceding sentence is greater than the amount distributable to the other, each shall receive a distribution in the larger amount so that both Venturers remain on a 50%/50% basis with respect to cash distributions made under this Clause (a). For purposes of this Agreement (i) "Applicable Corporate Tax Rate" means for the fiscal year or other period in which the item of income is recognized, the aggregate of the maximum marginal rates of all federal, state and local income taxes imposed upon any corporation which is a Venturer on such item of income, adjusted to take into account any tax benefit for any deductions arising from the payment of any such taxes and (ii) "Applicable Individual Tax Rate" means for the fiscal year or other period in which the item of income is recognized, the aggregate of the maximum marginal rates of all federal, state and local income taxes imposed upon any individual, who is either a Venturer or who is required to include such item of income on his individual income tax return, on such item of income, adjusted to take into account any tax benefit for any deductions arising from the payment of any such taxes. The Applicable Corporate Tax rate shall be used to determine the Minimum Distribution to a Venturer who is subject to corporate tax and the Applicable Individual Tax Rate shall be used to determine the Minimum Distribution to any other Venturer. For purposes of this Section 7.2(a), a Venturer who is an "S" corporation within the meaning of the Code, shall be considered subject to the Applicable Individual Tax Rate of its shareholders, increased, where appropriate, by any state or local taxes imposed directly on such corporation. If tax rates differ for any items or classes of items of income included in Net Profits, the Minimum Distribution shall be determined by applying the appropriate tax rates

separately to each such item or class of items of income. The intention of this Section 7.2(a) is to enable each Venturer to pay such Venturer's taxes attributable to such Net Profit. The Minimum Distribution shall be made at such time as the Venturers may determine (taking into account the estimated tax payment dates of both corporate and non-corporate Venturers), but no later than 105 days after the end of the Joint Venture's fiscal year in respect of which such allocation was made.

(b) BIG shall receive a distribution of Cash Flow annually (with monthly estimated distributions) equal to that portion of its Capital Contribution attributed to the actual out-of-pocket expenses incurred by BIG on behalf of the Joint Venture and any Overhead Expenses and any cash contributed by BIG to the Joint Venture, which have not been reimbursed (excluding for this purpose any distributions under (a) above or (c) below) at the time of such distribution during the current year or any prior year.

(c) Any remaining Cash Flow shall be distributed 50% to each Venturer.

7.3. (a) For income tax purposes, if the Joint Venture in any year realizes income or is allowed a deduction (including additional depreciation or amortization as a result of adding an item to its basis) as a result of the transfer of an Interest, the difference between the amount taken into account for tax purposes and the amount otherwise taken into account under this Agreement shall be allocated solely to such Venturer.

(b) All Net Profits and Net Losses allocated to the Venturers and all distributions of Cash Flow under this Article VII shall be credited or charged, as the case may be, to their Capital Accounts.

ARTICLE VIII
Transfer of Interests; Withdrawal

8.1. A Venturer may not withdraw voluntarily from the Joint Venture, or liquidate or dissolve, or sell, assign, transfer, pledge, or encumber all or any part of its Interest except for (i) a transfer to a wholly-owned subsidiary of such Venturer, or (ii) an assignment in connection with a reorganization of such Venturer and/or its constituent shareholders, provided that the ultimate ownership shall not change in any material way as a result thereof, without the prior written consent of the other Venturer, which consent may be withheld for any reason or no reason and any such Venturer shall, notwithstanding such consent, remain fully liable for all of its obligations under this Agreement. Any such withdrawal, liquidation, dissolution, pledge, encumbrance, or assignment, without such consent (unless permitted by this Section 8.1), shall be null and void, and shall not be binding upon the Joint Venture. If at any time a Venturer's wholly-owned subsidiary, which holds an Interest in the Joint Venture, ceases to be a wholly-owned subsidiary of such Venturer, the Interest

held by such subsidiary shall be transferred to such Venturer or a wholly-owned subsidiary of such Venturer.

8.2. In the event of any attempted voluntary withdrawal of a Venturer, or the voluntary liquidation or dissolution of a Venturer, whether by operation of law or otherwise, in violation of this Agreement, such violation shall be deemed a material breach of this Agreement, and any remaining Venturer shall have all rights and remedies provided in this Agreement and all other rights and remedies against such Venturer as provided by law or in equity, including, but not limited to, the right to declare such action null and void.

8.3. Upon the involuntary withdrawal of or involuntary dissolution or liquidation of a Venturer, or involuntary assignment of its Interest by a Venturer, its Interest shall vest in its Trustee in Bankruptcy or legal successor or representative but such Trustee, successor or representative shall not be entitled, during the continuance of the Joint Venture, to interfere in the management or administration of the Joint Venture's business or affairs, or to require any information or account of Joint Venture transactions, or to inspect the Joint Venture books, but the Trustee, successor or representative shall merely be entitled to receive the Net Profits and Net Losses and distributions to which such Venturer would otherwise have been entitled, and to receive in case of the dissolution of the Joint Venture, the Interest of such Venturer, subject to the restrictions thereon, and an accounting from the date only of the last accounting agreed to by all of the then Venturers. Notwithstanding the foregoing, an involuntary withdrawal, dissolution, liquidation, or assignment shall be deemed a material breach of this Agreement.

8.4. Upon the occurrence of an event giving rise to an involuntary withdrawal or involuntary dissolution or liquidation of a Venturer or involuntary assignment of all or part of its Interest, or upon the Bankruptcy of a Venturer, the withdrawing, assigning, dissolving, or bankrupt Venturer or its legal representative shall promptly notify the other Venturer of such event and the Joint Venture shall be dissolved and terminated unless the remaining Venturer elects to continue the business of the Joint Venture and admit an additional Venturer, in which case the Joint Venture shall not dissolve or terminate but shall continue on the terms agreed to by the remaining Venturer and the additional Venturer. The withdrawal of a Venturer shall not be deemed to be effective until the expiration of ninety (90) days from the day on which such notice has been given to the other Venturer. Such withdrawing, assigning, dissolving, or bankrupt Venturer shall remain liable for all its obligations under this Agreement, whether such withdrawal, assignment, dissolution or Bankruptcy shall be voluntary or involuntary or whether in compliance with or in violation of this Agreement.

8.5. No additional Venturers shall be admitted without the consent of all the Venturers, and then only on terms agreed to by all the Venturers.

8.6. It is expressly understood that no withdrawal, assignment, pledge, or encumbrance of a Venturer's Interest, even if it results in the substitution of the assignee as a Venturer, and no Bankruptcy of a Venturer, shall release the Venturer from any liability to the Joint Venture which shall survive such withdrawal, assignment, pledge, or encumbrance, or Bankruptcy, including those set forth in this Agreement and in the Uniform Act.

8.7. Any breach of the provisions of this Article VIII shall be deemed a material breach for all purposes of this Agreement.

ARTICLE IX
Dissolution and Termination of the Joint Venture

9.1. The Joint Venture shall be dissolved upon the happening of any of the following events: (i) an election to dissolve the Joint Venture made in writing by the Venturers; (ii) the Bankruptcy of the Joint Venture; (iii) any event which shall make it unlawful for the existence of the Joint Venture to be continued; or (iv) the sale or other disposition of all or substantially all of the assets of the Joint Venture made at the mutual consent of the Venturers.

9.2 Upon the dissolution of the Joint Venture, the Joint Venture shall be liquidated in accordance with this Article IX and the Uniform Act. The liquidation shall be conducted and supervised by a Person designated for such purpose by the mutual consent of the Venturers or selected by the remaining Venturer, as the case may be (such Person so designated being hereinafter referred to as the "Liquidation Agent"). The Liquidating Agent shall have all of the rights in connection with the liquidation and termination of the Joint Venture that a Venturer would have with respect to the assets and liabilities of the Joint Venture during the term of the Joint Venture, and the Liquidating Agent is hereby expressly authorized and empowered to effectuate the liquidation and termination of the Joint Venture and the transfer of any assets and liabilities of the Joint Venture. The Liquidating Agent shall have the right from time to time, by revocable powers of attorney, to delegate to one or more Persons any or all of such rights and powers and the authority and power to execute documents in connection therewith, and to fix the reasonable compensation of each such Person, which compensation shall be charged as an expense of liquidation. The Liquidating Agent is also expressly authorized to distribute the Joint Venture's property to the Venturers subject to liens.

9.3 Each Venturer shall be furnished with a statement prepared by the Liquidating Agent which shall set forth the assets and liabilities of the Joint Venture as at the date of complete liquidation, and each Venturer's share thereof. Upon compliance with the distribution plan set forth in Section 9.4, the Venturers shall cease to be such, and the Liquidating Agent shall execute, acknowledge, and cause to be filed a certificate of termination of the Joint Venture.

9.4 The Liquidating Agent shall, to the extent feasible, liquidate the assets of the Joint Venture as promptly as shall be practicable. To the extent the proceeds are sufficient therefor, as the Liquidating Agent shall deem appropriate, the proceeds of such litigation shall be applied in the order and in accordance with the provisions as to distributions set forth in this Agreement, including Section 7.2.

9.5 A reasonable time shall be allowed for the orderly liquidation of the assets of the Joint Venture and the discharge of liabilities so as to minimize the losses normally attendant upon a liquidation.

9.6 At no time during continuation of the Joint Venture shall any value be placed on the Joint Venture name, or the right to its use, or to the goodwill appertaining to the Joint Venture or its business, either as among the Venturers or for the purpose of determining the value of any interest nor shall the legal representatives of any Venturer have any right to claim any such value. In the event of a termination and dissolution of the Joint Venture as provided in this Agreement, neither Venturer, without the consent of the other, shall have the right to use the name of the Joint Venture.

9.7. Upon the Bankruptcy, involuntary withdrawal, involuntary dissolution or liquidation of BIG or involuntary assignment of all or part of BIG's Interest, any and all rights of BIG to control the operations of the Joint Venture, including without limitation, all rights regarding the development, publication, promotion, marketing, advertising, printing and distribution of the Joint Venture Comic Books and Comic Book Related Products, shall at such time become the right of C/P, either to license to third parties or to undertake on its own, provided that, if C/P elects to develop and publish itself (rather than licensing) any Comic Books and/or Comic Book Related Products, it must assume all obligations of BIG concerning the same (including all funding obligations under the second sentence of Section 3.2 above).

ARTICLE X
Credits

10.1. The creators of the Venture Property which is titled "Tom Clancy's Net Force," Tom Clancy and Steve Pieczenik, shall receive credit with respect to "Tom Clancy's Net Force," as follows: "Created by Tom Clancy and Steve Pieczenik," which shall prominently appear on the cover of all print publications and any and all advertisements, in a manner comparable to the credits given to Tom Clancy and Steve Pieczenik, as creators, in connection with "Tom Clancy's Op Center" (the Berkley novel). Whenever Tom Clancy's name appears, Steve Pieczenik's name shall appear, unless such name appears solely in the title "Tom Clancy's Net Force" in which case Steve Pieczenik's name shall not appear. The Netco imprint will be designed by BIG subject to final approval of C/P (this shall include the Netco logo, or "bullet" as it is called in the comic book industry, on Comic Books and Comic

Book Related Products published and/or produced by the Joint Venture). C/P shall have the right to approve the use of Tom Clancy's and Steve Pieczenik's names in Venture Properties other than "Tom Clancy's Net Force" and in connection with advertising and promotion of all Venture Properties (other than the use of Tom Clancy's name as part of the title "Tom Clancy's Net Force").

10.2. C/P Group represents to the Venture and BIG that it has the right to include Tom Clancy's name as part of "Tom Clancy's Net Force" for the Comic Book developed from such concept and all properties licensed and/or developed therefrom and with respect to promotion of such property and that Tom Clancy is not entitled to any compensation for the foregoing apart from his interest in C/P, and neither Tom Clancy nor Steve Pieczenik is entitled to any compensation for the concept of such property apart from their interests in C/P; and C/P agrees to provide simultaneously with the execution of this Agreement or immediately thereafter, for the Venture records, a copy of Tom Clancy's and Steve Pieczenik's written confirmation of same.

ARTICLE XI
Miscellaneous

11.1. Each Venturer represents and warrants that it has not incurred or made any commitment or done any other act which would create any liability upon the other Venturer or the Joint Venture for finder's or brokerage fees or for agent's commissions or for similar fees or commissions in connection with this Agreement or the transactions contemplated hereby.

11.2. In the event either Venturer is required pursuant to and in accordance with the provisions of this Agreement to take any action on behalf of the Joint Venture, and such Venturer shall fail to refuse to take such action, then the other Venturer shall have the right to take such action on behalf of the Joint Venture.

11.3. Except as otherwise set forth elsewhere in this Agreement, it shall be governed by and construed in accordance with the laws of the State of New York.

11.4. This Agreement may be signed in any number of counterparts, each of which shall be an original for all purposes, but all of which taken together shall constitute only one agreement so long as each counterpart is signed by one or more Venturers. The production of any executed counterpart of this Agreement shall be sufficient for all purposes without producing or accounting for any other counterpart thereof.

11.5. Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions herein are determined to be invalid or contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement which are valid.

11.6. All notices, demands, solicitations of consent or approval, offers, acceptances and other communications hereunder required or permitted shall be in writing and shall be deemed to have been given when personally delivered or when deposited in the United States mail and sent postage prepaid by registered or certified mail, return receipt requested, addressed as follows: if intended for (i) the Joint Venture, to its principal office; or (ii) the Venturers, to the following addresses, or to such other address which any Venturer shall have given to the Joint Venture and the Other Venturer for such purpose by notice hereunder:

BIG Entertainment, Inc.
2255 Glades Road
Suite 237W
Boca Raton, Florida 33431-7383
Attention: Mitchell Rubenstein, Chairman and CEO
Telephone: 407-998-8000
Telecopy: 407-998-8006

with a copy thereof to:

Greenberg, Traurig
1221 Brickell Avenue, 22nd Floor
Miami, FL 33131
Attention: A. Jeffry Robinson, Esq
Telephone: 305-579-0501
Telecopy: 305-579-0517

Rembar & Curtis
19 West 44 Street
New York, NY 10036
Attention: Frank R. Curtis, Esq.
Telephone: 212-575-8500
Telecopy: 212-944-7929

C.P. Group, Inc.
4731 Essex Avenue
Chevy Chase, MD 20815
Attention: Steve Pieczenik
Telephone: 301-652-1207
Telecopy: 301-951-3827

with a copy thereof to :

Frankfurt, Garbus, Klein & Selz, P.C.
488 Madison Avenue
New York, NY 10022
Attention: Richard B. Heller, Esq.
Telephone: 212-826-5533
Telecopy: 212-593-9175

Robert Youdelman, P.C.
19 West 44th Street
New York, NY 10036
Attention: Robert Youdelman, Esq.
Telephone: 212-575-8500
Telecopy: 212-944-7929

11.7. All article and section titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the text of this Agreement.

11.8. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular, or plural as the context may require.

11.9. This Agreement contains the entire understanding between the parties and supersedes any prior understandings and agreements between them respecting the subject matter of this Agreement.

11.10. This Agreement shall be binding upon and inure to the benefit of the legal representatives, and permitted successors and assigns of the parties hereto and upon all Persons who receive Interests in violation of the terms of this Agreement.

11.11. Nothing contained in this Agreement shall be construed to be for the benefit of or enforceable by any third party including, but not limited to, any creditor of the Joint Venture.

11.12. This Agreement may not be modified or amended except with the written consent of all the Venturers.

11.13. The Venturers will execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent and purposes of this Agreement, including, without limitation, the execution and acknowledgment of instruments required to be filed pursuant to any applicable law by reason of the activities of or a change in or the dissolution of the Joint Venture.

11.14. No failure or delay by any Venturer in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any further or other exercise thereof or the exercise of any other right, power or privilege. Each right and remedy provided herein or at law or in equity shall be in addition to and not in limitation of any other right or remedy provided herein or at law or in equity in like case.

11.15. (a) Any controversy arising out of or relating to this Agreement shall be resolved by arbitration in front of a single arbitrator in the City of New York, State of New York, pursuant to the rules then obtaining of the American Arbitration Association. The arbitrator sitting in any controversy shall have no power or jurisdiction to alter or modify any provision of this Agreement or to make any award which, by its terms, effects any such alteration or modification. The parties hereto consent to: (i) the jurisdiction of the Supreme Court of the State of New York in and for the County of New York and the United States District Court for the Southern District of New York; and (ii) jurisdiction under the Federal Arbitration Act and the arbitration statutes of the State of New York for entry of judgment on the award and for all other purposes in connection with any arbitration.

(b) Provided a reasonable time for appearance is allowed, service of any process, notice of motion, or other legal papers may be made inside or outside the State of New York: (i) by personal service; (ii) by registered or certified mail; or (iii) in such other manner as may be permitted under the Rules of the American Arbitration Association or of any court having jurisdiction of the matter.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

BIG ENTERTAINMENT, INC.

By: [signature]
Name: MITCHELL RUBENSTEIN
Title: C.E.O.

C.P. GROUP, INC.

By: [signature]
Name: Steve R. Pleczenik
Title: President

Exhibit 4.1
Properties Submitted to Joint Venture

I. C/P

"Tom Clancy's Net Force" concept.

II. BIG

All of BIG's rights in the following properties:

1. An Anne McCaffrey property - the title to be determined by BIG;

2. A Neil Gaiman property - the title to be determined by BIG;

3. An Isaac Asimov property - the title to be determined by BIG;

4. A Mickey Spillane property (Spillane has been asked by BIG to create another comic book property. If it is created for or on behalf of BIG, it will be contributed to the Joint Venture); and

5. A Tad Williams property (to be contributed once the pending agreement between Williams and BIG is finalized; BIG has been notified by Williams' agent, William Morris, that this is expected to occur shortly)

I have reviewed the following paragraph from the June 29, 1995 Joint Venture Agreement between C.P. Group, Inc. ("C/P") and Big Entertainment Group, Inc. ("BIG") and confirm that it is correct:

10.2. C/P Group represents to the Venture and BIG that it has the right to include Tom Clancy's name as part of "Tom Clancy's Net Force" for the Comic Book developed from such concept and all properties licensed and/or developed therefrom and with respect to promotion of such property and that Tom Clancy is not entitled to any compensation for the foregoing apart from his interest in C/P, and neither Tom Clancy nor Steve Pieczenik is entitled to any compensation for the concept of such property apart from their interests in C/P; and C/P agrees to provide simultaneously with the execution of this Agreement or immediately thereafter, for the Venture records, a copy of Tom Clancy's and Steve Pieczenik's written confirmation of same.

[signature]
Tom Clancy

Dated: 6/30/95

I have reviewed the following paragraph from the June 29, 1995 Joint Venture Agreement between C.P. Group, Inc. ("C/P") and Big Entertainment Group, Inc. ("BIG") and confirm that it is correct:

10.2. C/P Group represents to the Venture and BIG that it has the right to include Tom Clancy's name as part of "Tom Clancy's Net Force" for the Comic Book developed from such concept and all properties licensed and/or developed therefrom and with respect to promotion of such property and that Tom Clancy is not entitled to any compensation for the foregoing apart from his interest in C/P, and neither Tom Clancy nor Steve Pieczenik is entitled to any compensation for the concept of such property apart from their interests in C/P; and C/P agrees to provide simultaneously with the execution of this Agreement or immediately thereafter, for the Venture records, a copy of Tom Clancy's and Steve Pieczenik's written confirmation of same.

[signature]
Steve Pieczenik

Dated: 8/4/95